As filed with the Securities and Exchange Commission on October 15, 2024

Registration No. 33-39228

Registration No. 33- 56125

Registration No. 333-70835

Registration No. 333-163838

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

post-effective amendment no. 1 to:

FORM S-8 REGISTRATION STATEMENT NO. 33-39228

FORM S-8 REGISTRATION STATEMENT NO. 33- 56125

FORM S-8 REGISTRATION STATEMENT NO. 333-70835

FORM S-8 REGISTRATION STATEMENT NO. 333-163838

UNDER THE SECURITIES ACT OF 1933

ecolab inc.

(Exact name of registrant as specified in its charter)

Delaware	41-0231510
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Ecolab Place
1 Ecolab Place St. Paul, Minnesota	55102
(Address of Principal Executive Offices)	(Zip Code)

_______________________

ecolab limited - Ecolab New Zealand Share Purchase Plan

(Full title of the plan)

Jandeen M. Boone

Executive Vice President, General Counsel and Secretary

Ecolab Inc.

1 Ecolab Place

St. Paul, Minnesota 55102

1-800-232-6522

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Ecolab Inc. (the “Company”) is filing this Post-Effective Amendment No.1 to the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “SEC”) in order to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of the Company’s common stock, $1.00 per share par value per share (“Common Stock”), that remain unsold as of the date hereof, together with any and all other securities registered but unsold as of the date hereof thereunder:

●	Registration Statement on Form S-8 filed with the SEC effective March 7, 1991, (Registration No. 33-39228), registering 6,000 shares of Common Stock pursuant to the Ecolab Limited - Ecolab New Zealand Share Purchase Plan (“Plan”).
●	Registration Statement on Form S-8 filed with the SEC effective October 21, 1994, (Registration No. 33- 56125), registering 10,000 additional shares of Common Stock pursuant to the Plan.
●	Registration Statement on Form S-8 filed with the SEC effective January 20, 1999 (Registration No. 333-70835), registering 50,000 additional shares of Common Stock pursuant to the Plan.
●	Registration Statement on Form S-8 filed with the SEC effective December 18, 2009 (Registration No. 333-163838), registering 100,000 additional shares of Common Stock pursuant to the Plan.

The Company is filing this Post-Effective Amendment No. 1 solely to reflect the termination of any shares of Common Stock that remain unsold or unissued under the Plan and terminate the effectiveness of the Prior Registration Statements. This filing is made in accordance with an undertaking made by the Company in the Form S-8 to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on October 14, 2024.

ECOLAB INC.

By:	/s/Jandeen M. Boone
Jandeen M. Boone
Executive Vice President, General Counsel
and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.